Exhibit 5.1

[FIRST FINANCIAL BANCORP LETTERHEAD]

April 2, 2018

First Financial Bancorp.

255 E. Fifth Street, Suite 2900

Cincinnati, OH 45202

Re: Post-Effective Amendment No. 1 to Form S-4 on Form S-8

Ladies and Gentlemen:

I am Chief Risk Officer of First Financial Bancorp., an Ohio corporation (the “Company”). I am familiar with Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (such Registration Statement, as amended or supplemented, the “Registration Statement”) being filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to up to 83,551 shares of the Company’s common stock, no par value (the “Common Shares”), that may be issued upon the exercise of certain outstanding option awards held by certain individuals who qualify as current employees or directors of MainSource Financial Group, Inc. (“MainSource”) or its subsidiaries immediately prior to the merger of MainSource with and into the Company. The options were originally granted under the MainSource Financial Group, Inc. 2007 Stock Incentive Plan (the “Plan”). This opinion is provided pursuant to the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

As Chief Risk Officer of the Company, I have participated in the preparation of the Registration Statement. In addition, I am generally familiar with the records and proceedings of the Company. Furthermore, I have examined and relied on the originals or copies, certified or otherwise identified to my satisfaction, of corporate records or documents of the Company and such representations of officers of the Company as deemed appropriate.

With respect to the Common Shares being registered pursuant to the Registration Statement as filed and as it may be amended, it is my opinion that the Common Shares have been duly authorized by all necessary corporate action of the Company and, when issued, delivered and paid for, as appropriate, in the manner provided and for the consideration prescribed in the Plan and in any award agreement entered into by MainSource and a participant in the Plan, will be validly issued, fully paid and non-assessable.

This opinion is furnished solely for the benefit of the Company in connection with the offering of the 83,551 Common Shares covered by the Registration Statement pursuant to the Plan and the filing of the Registration Statement and any amendments thereto. No portion of this opinion may be quoted, relied upon or otherwise used by any other person or for any other purpose without my prior written consent.

Notwithstanding the foregoing, I consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto. By giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act or the Rules and Regulations with respect to any part of the Registration Statement, including this exhibit.

Sincerely,

/s/ Shannon M. Kuhl
Shannon M. Kuhl. Esq.
Chief Risk Officer of
First Financial Bancorp.

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